NEWS RELEASE
Date:	May 25, 2004
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES
STRONG SECOND QUARTER AND YTD GROWTH

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced fiscal 2004 second-quarter earnings of $0.410 million, or $0.04 per share diluted, on revenues of $13.2 million for the period ending April 30, 2004.  For the six months year to date, the Company also reported earnings of $0.972 million, or $0.10 per share diluted, on revenues of $30.1 million.  In comparison to fiscal 2003, these quarterly results represent a 31 percent growth in earnings on 12 percent higher revenues.  They also represent a 21 percent growth in earnings on 11 percent higher revenues over those of the first six months of fiscal 2003.

“Our momentum continued through the second quarter,” stated Jack Ingram, President and CEO.  “Significant increases in both revenues and earnings are highlighted by positive financial leverage as we continue to increase earnings at a faster pace than revenues.”

“During the quarter, we continued to implement our growth strategies in a very structured and disciplined manner,” commented Larry Patterson, Executive Director of Operations.  “Most notably, we are approximately four to six months ahead of schedule on our Nortel Networks market development plan.  We have achieved accreditation on all of Nortel’s major product lines, including the new Succession 3.0 converged communications product, placing XETA as one of only nine Nortel Networks partners (of over 1,200) who are accredited on the Succession 3.0.  Since launching this major market initiative in June 2003, we have established the technical capabilities necessary to effectively service the Nortel market and are now emphasizing the second phase of our Nortel development plan to add significant Nortel capabilities to our nationwide sales force,” added Patterson.

“I am extremely pleased with our 16% year-over-year growth in service revenues,” said Ingram.  “This growth came in all facets of our services, and most prominently in our Enterprise Contracts (up 142% increase) and Time/Material (up 64%) segments.  Growth in these two areas of recurring revenue is the direct result of the start-up of our services offering to the vast customer base of Nortel products.  We are more enthusiastic than ever regarding the potential associated with this major initiative.”

Ingram continued, “Also, with the stabilizing economy, the customer transition to IP telephony is finally under way with some degree of consistency.  We are just beginning to reap the benefits of several years of preparation.  System orders are well ahead of last year and our sale funnel is very healthy.  We are very well prepared for this historic shift in enterprise communications with leading edge capabilities in design, installation and service of this dynamic technology.”

“While fully recognizing that economic uncertainties remain, we believe our third quarter earnings will most likely exceed those of the second quarter, and are therefore setting earnings expectations at 3 to 7 cents for the third quarter.” said Ingram.

XETA Technologies will host a conference call to discuss the Company’s fiscal 2004 second quarter results at 10 a.m. CDST on Wednesday, May 26. The media, analysts and investors are invited to participate by dialing 888-273-9885.  A replay of the call will be available from 1:30 p.m. CDST that day through 11:59 p.m. CDST on June 2, 2004 by dialing 800-475-6701, access code 730650.

	Quarter Ending Apr 30		Six Month Ending Apr 30

	2004	2003	2004	2003

Sales
Systems	6,468	6,010	16,487	14,735
Services	6,521	5,605	13,276	11,722
Other	200	151	356	740
Total	13,189	11,765	30,119	27,197

Gross Profit Margin	24.8%	29.2%	24.0%	27.0%

Operating Expense	2,680	2,800	5,681	5,782

Income from Operations	595	637	1,550	1,573
Interest and Other Income (Expense)	78	-121	49	-250

Net Income After Tax	410	313	972	805
Basic Earnings Per Share	$0.04	$0.03	$0.10	$0.08
Diluted Earnings Per Share	$0.04	$0.03	$0.10	$0.08
Wt. Avg. Common Shares Outstanding	10,006	9,724	10,005	9,713
Wt. Avg. Common Equivalent Shares	10,230	9,937	10,219	9,940

(The information is presented in thousands except percentages and per-share data.)

	Apr 30, 2004	Oct 31, 2003

Assets
Current
Cash	451	291
Receivables (net)	7,923	5,795
Inventories (net)	7,309	5,615
Other	1,757	2,188
Subtotal	17,440	13,889

Non-Current
Receivables (net)	386	420
PPE (net)	10,664	10,467
Goodwill	25,699	25,727
Capitalized Software	0	58
Other	53	112
Subtotal	36,802	36,784

Total Assets	54,242	50,673

Liabilities
Current
Notes Payable	1,210	1,210
Revolving Line of Credit	2,756	719
Accounts Payable	4,205	3,929
Unearned Revenue	2,083	1,620
Accrued Liabilities	2,392	2,206
Subtotal	12,646	9,684

Non-Current
Long Term Debt	3,425	4,030
Other	2,541	2,348
Subtotal	5,966	6,378
Total Liabilities	18,612	16,062

Equity	35,630	34,611

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading communications integrator with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.   XETA is one of the largest integrators of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions.   XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s  “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA’s earnings expectations for the third quarter of fiscal 2004.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, the continuance of various vendor incentive programs that support the Company’s sales and marketing efforts, the long term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, competition, inflation, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2003.